Exhibit 10.9

ICM
the energy of innovation
AGREEMENT FOR SERVICES
     THIS AGREEMENT FOR SERVICES (this “Agreement”) is made and entered into as of the 9th day of August, 2005, by and among Amaizing Energy, LLC, having its principal office at 2404 Hwy 30 W, Denison IA 51442 (“Customer”), and ICM, Inc. having its principal office at 310 N 1st Street, Colwich KS, 67030 (“ICM”).
     WHEREAS, Customer owns and operates an ethanol plant located at or near Denison IA (the “Plant”);
     WHEREAS, Customer desires ICM to provide, and ICM desires to provide to Customer, certain services in connection with the operation of the Plant, as more fully described in paragraph 1 below;
     WHEREAS, Customer and ICM desire to enter into an agreement to define the terms and conditions by which ICM will provide such services to Customer.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:
     1. Services. The services to be provided by ICM to Customer pursuant to this Agreement are set forth on attached Schedule “A” (such services and all goods provided in connection therewith are collectively referred to as the “Services”). ICM shall obtain at its own expense all permits or licenses required under any applicable statute, ordinance or regulation to perform the Services. Customer may, at any tie, request alterations in, additions to, or reductions in the Services. Such request shall be in the form of a written work order. ICM shall notify Customer as to whether such requested changes are agreeable to ICM and the amount, as determined by ICM in its sole discretion, of any increase or decrease in the fees payable under paragraph 2 caused by such changes. If mutually agreeable, the parties shall amend this Agreement to document such change in the Services and increase or decrease in fees.
     2. Fees. Unless otherwise adjusted pursuant to paragraph 1 above, Customer shall pay to ICM during the term of this Agreement an aggregate fee of $32,500 commencing August 09, 2005. Any Services required to be performed after the termination of this Agreement will be billed pursuant to the then prevailing ICM fee schedule. Payment of all invoices submitted to Customer will be made within ten (10) days of the date thereof.
     3. Term. The term of this Agreement shall commence on August 09, 2005 and end on November 11, 2006, unless earlier terminated as provided herein. Either party may terminate this Agreement, with or without cause, upon sixty (60) days prior notice to the other party.
     4. Limitation of Liability; Warranty Disclaimer; Indemnification. Customer understands and agrees that Customer is and will at all time remain solely responsible for every aspect of the operations of the Plant, including the safety of its premises, practices, operations and equipment. Customer has and will at all times retain the exclusive right to direct and control Customer’s safety programs, and may conduct any inspection or training, and/or implement any other safety measures Customer deems necessary or desirable, at any time. The obligation to comply with all applicable statutes, regulations, ordinances, orders, rules and laws is and will at all times remain solely with Customer, and Customer acknowledges that ICM has made no representation, warranty or guarantee concerning the result to be obtained by virtue of any goods or services to be provided pursuant to this Agreement.
     ICM assumes no responsibility for damage or loss directly or indirectly attributable to Customer’s operations, to any act or omission by Customer’s agents and/or employees, or to Customer’s failure to observe or comply wit any statute, regulation, ordinance, rule, law or the order or judgment of any court, agency or any other tribunal. Customer will indemnify and hold harmless ICM and ICM’s agents and employees from any and all damages, expenses, penalties, fines and/or costs of any kind, including reasonable attorneys fees, that ICM and/or ICM’s agents and employees incurs or are required to pay as a result of any claim or charge related or attributable to Customer’s operations or to goods or services furnished by ICM pursuant to this Agreement; provided, however, Customer shall have no obligation to indemnify ICM and/or ICM’s agents and employees with respect to damage or loss attributable to gross negligence or willful misconduct on the part of ICM and/or ICM’s agents and employees, as determined by the final judgment of a court of competent jurisdiction. Al rights of indemnify hereunder shall survive and remain in full force and effect notwithstanding any termination of this Agreement.
     ICM warrants that it will convey good title to the manuals and materials furnished pursuant to this Agreement and that said manuals and materials infringe no copyright or trademark. ICM makes no other warranty, express or implied, to Customer with respect to any goods and services furnished pursuant to this Agreement, and specifically disclaims any implied warranty of merchantability or fitness for a particular purpose. In no event shall ICM be liable for direct, indirect or consequential damages arising out of or resulting in any manner from Customer’s use of, or inability to use, any goods or services furnished pursuant to this Agreement. Customer may not reproduce manuals and materials for use by or sale to other parties without the written consent of ICM.
     Customer acknowledges that the provisions set forth in this paragraph 4 are material parts of the consideration for this Agreement. By signing in the space provided below, Customer acknowledges that its representatives have read and carefully considered these provisions, that they have had the opportunity to discuss these provisions with their legal counsel, and that the agreements set forth in these provisions were specifically bargained for and have not been included herein as a result of any inequality in bargaining power between Customer and ICM.

Amaizing Energy, LLC Customer
By	/s/ Alan H. Jentz
(Print Name) Alan H. Jentz
(Print Title) General Manager

     5. Notices. All notices as provided herein shall be in writing and shall be sent by certified mail, postage prepaid, with return receipt requested, or by overnight delivery to the following address or to such other address as either party may hereafter furnish in accordance with the provisions of this Agreement:
For Customer:	Amaizing Fuels, LLC Al Jentz, GM 2404 Hwy 30 W Denison, IA 51442

For ICM:	ICM, Inc. Cheri Loest 310 N. First St P.O. Box 397 Colwich, KS 67030 Telephone: (316) 796-0900
     6. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other and shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Except for the indemnification of ICM’s employees and agents under paragraph 4 above, nothing in this Agreement is intended to nor shall confer upon any person or legal entity other than Customer or ICM, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     7. Miscellaneous. This Agreement represents the entire understanding and agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior negotiations between such parties, and cannot be amended, supplemented, or modified except by an agreement in writing signed by the party or parties against whom enforcement is sought and making specific reference to this Agreement. In the event any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal, or unenforceable in any respect, the validity, legality, or enforceability of the remaining provisions of the Agreement and any other application thereof shall not in any way be affected or impaired thereby. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas applicable to contracts made in that state. Any litigation with respect to any dispute arising out of or related to this Agreement or the goods and services to be furnished hereunder or otherwise shall be brought and maintained only in a federal or state court sitting within Sedgwick County, Kansas. Customer consents to the exercise of jurisdiction by courts within Sedgwick County, Kansas over any claims or counterclaims against Customer. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and same instrument. Paragraph and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision herein.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Amaizing Energy, LLC Customer
By	/s/ Alan H. Jentz
(Print Name) Alan H. Jentz
(Print Title) General Manager

ICM, Inc., a Kansas corporation
By	/s/ Cheri Loest
(Print Name) Cheri Loest
(Print Title) Dir — Plant Services

Schedule “A”
Safety & Health Program Development
ICM has prepared a program specific to Customer’s safety and health requirements. Recognizing the need to operate the plant in an efficient manner, ICM has developed a complete but flexible program which maximizes productivity, while at the same time meets all regulatory requirements.
Safety & Health Program Description
The customer program covers 55 separate safety and health topics required in the ethanol industry (each presented in its own manual), as well as a program guide, training schedule, training recordkeeping system, health bulletins, and employee safety manual. Each of the 55 topic manuals includes:
•	A written policy, which your official Safety and Health position regarding a Safety & Health subject.

•	An orientation and training program, which are provided via the computer-projected slide format (Powerpoint), including employee handouts.

•	A test, for providing proficiency in subject material.

•	A self-audit, for ensuring that the program is followed.

•	An OSHA summary, to reduce and simplify often complex and lengthy standards.
(Note: See following page for a list of the 55 topics covered by the Safety and Health Program.)
Safety & Health Program Guidebook
The Program Guidebook reviews the layout and purpose of the 55 subject manuals, and how they should be used. Also included in the guidebook:
•	A training schedule which shows required training frequency, duration, and target audience.

•	An audit & inspection schedule which defines frequency as required by OSHA or as recommended for safety.

•	A follow-up action guide which shows which topics require additional procedural involvement on the part of the plant. For example, the Emergency Action Plan and Hazard Communication Plan require that plant-specific procedures be developed. Where this is the case, an example plan or procedure is furnished.

•	A guide to record retention requirements.

•	A procedure for you state’s Division of Compliance visits and inspections.

•	A “Safety Permit Flowchart” for guiding employees through the Confined Space Entry permit, Lockout/Tagout Permit, Hazardous Chemical work, and Hot Work permit processes.

•	An accident investigation procedure.

•	A Safety & Health Training Recordkeeping System — a method for capturing data needed to maintain accurate and auditable safety and health training.

•	Health Bulletins and Advisories, for providing information on the following subjects, for which employee questions may arise from time to time: Anthrax, Carbon Monoxide, Cold Stress, Hantavirus, Heat Stress, Hepatitis, Histoplasmosis, Legionnaire’s Disease, Lyme Disease, Sulfur Dioxide, and West Nile Virus.
Employee Safety Manual
Each employee is furnished an Employee Safety Manual, written in plain, easy-to-understand language. This manual contains safety rules to live by for the ethanol plant employee, in all the areas of critical importance. 49 subject areas are included (e.g., lockout/tagout, grain/DDGS handling, HazCom, augers & conveyors, medical & first aid, batteries, machine guarding, hand & power tools, flammable & combustible liquids, etc.); as well as several appendices for areas such as electric work safety, welding cable selection, lends shades for welding, crane signals, safe loads for slings, safe chain sizing, etc.
On-site Quarterly Audits

Each member of the association will be audited quarterly by ICM personnel. These audits will be conducted by ICM’s Safety Director and a representative from ICM’s engineering department. The audit checklist includes a methodology by which plants will be measured and compared. Customer will receive four (4) quarterly audits. The audit will include:
•	A review of Safety & Health training records (focusing on areas marked in bold on the table below).

•	A review of recordkeeping, including accident investigations, safety inspections and audits, OSHA recordable and non-recordable incidents, all federal reporting logs, Hot work permits, Lockout/Tagout permits, Confined Space Entry Permits, and required Safety & Health Postings

•	Interviews with plant employees (technicians and supervisors)

•	An plant update with relevant safety & health legislation

•	A review of maintenance records of personal protective and safety equipment

•	A review of general maintenance records

•	A review of shut down schedules

•	Conducting a plant tour to observe general plant conditions, including overall cleanliness, walking & working surfaces, elevated work spaces, fire water monitors and foam systems, electrical safety, proper use of PPE.
Safety and Health Program subjects for the 55 manual set are listed below:
(Note: Quarterly Audit focus items are marked in bold.)

Access to Records	Hazardous Liquids (Bulk Unloading)
Acetylene	Hearing Conservation
Acids & Caustics	Hot Work
Anhydrous Ammonia	Housekeeping
Augers/Conveyors	Laboratory Hygience
Back Safety	Laboratory Safety
Bloodborne Pathogens	LPGs – Stoarge Handling
Carbon Dioxide	Lock Out/Tag Out
Clothing Policy	Machinery & Machine Guarding
Compressed Gas & Air Equipment	Material Handling & Storage
Confined Space	Medical & First Aid
Contractor Safety	Mobile Equipment
Cranes, Loco’s Derricks, Hoists	Natural Gas Safety
DOT Markings, Placards, & Labels	Personal Protective Equipment
Electrical Safety	Posters & Signage
Emergency Response	Powered Industrial Trucks
Ergonomics	Pre-Job Briefing
Exit Routes/Means of Egress	Process Safety
Fall Protection	Railroad Safety
Fire Brigades	Recordkeeping & Reporting
Fire Prevention	Respiratory Protection
Fire Protection	Safety & Health Program
Flammable & Combustible Liquids	Sanitation
Grain Handling/Grain Dust	Slings
Hand & Power Tools	Tractor-Trailer Safety
Hazard Communication	Ventilation
Hazardous Materials (HazMat)	Walking & Working Surfaces
Hazardous Materials Security